Exhibit 10.01

AMENDMENT TO
DUKE ENERGY CORPORATION
2015 LONG-TERM INCENTIVE PLAN
The Duke Energy Corporation 2015 Long-Term Incentive Plan (the "Plan") is hereby amended, effective as of December 13, 2018, as follows:

1.	Section 14.2 of the Plan is hereby deleted in its entirety and replaced with the following:
“14.2    Minimum Vesting Period. All Awards, and tranches or portions thereof, granted under the Plan on and after December 13, 2018 (the “Amendment Date”) shall be subject to a minimum vesting period of one year measured from the Date of Grant; provided, however, that up to 5% of the total number of shares of Common Stock remaining available for issuance under the Plan under Section 3.1 as of the Amendment Date (subject to adjustment thereafter under Section 3.3) may be granted without regard to this minimum vesting period. Nothing contained in this Section 14.2 shall limit the Committee’s authority to provide for accelerated vesting in the event of an earlier Change in Control or termination of service and, for the avoidance of doubt, any shares of Common Stock issued as a result of such accelerated vesting shall not count against the 5% limit described above. Notwithstanding anything in the Plan to the contrary, Awards granted in connection with a merger, acquisition or similar transaction in substitution for stock awards granted by a previously-unrelated entity shall not be subject to the minimum vesting provisions of this Section 14.2 and shall not count against the 5% limit described above.”
2.    Except as explicitly set forth herein, the Plan will remain in full force and effect.

DUKE ENERGY CORPORATION
By: /s/ E. Marie McKee
E. Marie McKee
Chair, Compensation Committee